TRANSACTIONS IN KLX ENERGY SERVICES HOLDINGS, INC. STOCK BY CERTAIN STOCKHOLDERS, DIRECTORS, OFFICERS AND OTHER EMPLOYEES

Directors, officers and certain other specified employees of KLX Energy Services Holdings, Inc. (the “Company”) must clear in advance with Keefer Lehner, Executive Vice President and Chief Financial Officer or Max Bouthillette, Executive Vice President & General Counsel, any proposed transaction in the stock of the Company, including open market purchases and sales and exercises of options. In addition, purchases and sales should be made only if there is no undisclosed material information about the Company, and only after there has been sufficient time for the public to absorb publicly-released information concerning the Company or its securities in annual, quarterly or other press releases and reports.
I.SUMMARY
(See more detailed information below)
1.REPORTING
Under Section 16 of the Securities Exchange Act of 1934, as amended, (“Section 16”), directors, executive officers, as specified by the Board of Directors of the Company (the “Board of Directors”) and holders of more than ten percent of the Company’s stock (“Ten Percent Stockholders” and collectively “Insiders”), must file a Form 3 with the Securities and Exchange Commission (the “SEC”) showing their beneficial ownership of Company securities either at the time of effectiveness of the registration statement related to the Company’s stock, if an Insider at such time, or within ten days after becoming an Insider. In addition, Insiders must file a Form 4 with the SEC by the end of the second business day following the day on which most transactions involving a change in their ownership have occurred, including (i) open market purchases and sales and (ii) grants and exercises of equity compensation awards. A few transactions (such as gifts for no consideration) are eligible for deferred reporting either on the next Form 4 or on Form 5, which is required to be filed by the 45th day following the end of the Company’s fiscal year.
Forms 3, 4 and 5 must be filed electronically via the SEC’s web-based filing system, and the Company must post these Forms on its investor relations website.
The Company’s practice is to prepare and file all Forms 3, 4 and 5 for its executive officers and directors required to make such filings, and each executive officer and director is expected to provide the Company with a power of attorney to facilitate these filings.
Failure to make a timely filing will result in disclosure of that fact in the Company’s proxy statement, and may result in administrative action by the SEC. Directors and officers should therefore take very seriously these reporting requirements.
In addition, beneficial owners of more than five percent of the Company’s stock must file a Form 13D or Form 13G with the SEC, both initially and upon any additional acquisitions or dispositions of Company stock.

1

2.LEGAL RESTRICTIONS ON TRADING
2.1.Liability Resulting from a Purchase and Sale or a Sale and Purchase within Six Months.
If an Insider engages in certain purchases and sales of Company securities in a period that is less than six months, the Insider may be obligated to disgorge “profits” pursuant to Section 16. Sales and purchases are broadly defined under Section 16 (for example, “purchases” include the acquisition of options), but certain transactions, such as equity award grants and exercises, do not give rise to this potential liability.
2.2.Purchase or Sale by a Person Knowing of Undisclosed Material Developments.
If there is information that a reasonable investor would consider important in making an investment decision concerning the Company’s securities and that has not been disclosed to and digested by the public, the Company, directors, officers, employees and other persons knowing the information may not trade in Company securities until such information has been disclosed to and digested by the investing public. Whether or not someone “knows” of this information will be determined with hindsight, so that having access to the information may well raise a presumption that the person was in possession of this information, and this will be difficult to disprove. Note also that this prohibition covers everyone who trades while in possession of material non-public information: the SEC has successfully prosecuted secretaries and clerks, as well as directors and officers, for violating this law.
2.3.Prohibition on Short Sales and Stock Not Delivered Within 20 Days.
Directors and specified officers cannot sell Company stock they do not own (“short” sales) and when they sell stock that they do own, they must deliver the securities within twenty days or deposit them in the mail within five days.

2.4.Restrictions on Sales of Stock by Affiliates: Rule 144.
Persons who are members of the control group of the Company are considered to be affiliates. Whether a stockholder is an affiliate depends on the facts and circumstances involved in any particular case. Stockholders owning more than ten percent of the Company or holding the right to designate a director are generally considered to be affiliates. Executive officers, directors, certain members of their families and certain entities with whom they are associated should regard themselves as affiliates. Affiliates may publicly sell shares of the Company’s stock only pursuant to Rule 144 or an effective registration statement. In order to comply with Rule 144, a Form 144 must be filed prior to the sale of stock.

2

II.DETAILED EXPLANATION
1.REPORTING REQUIREMENTS (See Appendix for chart outlining the reporting of certain common transactions.)
1.1.General.
Section 16(a) requires Insiders to file certain reports with the SEC when they purchase or sell Company securities. As described in more detail below, Section 16(b) requires these persons to disgorge any “profits” to the Company if they affect certain purchases and sales of these securities within six months of each other.
A person is an “executive officer” for purposes of Section 16 if he or she is the president, principal financial officer, principal accounting officer, a vice president in charge of a principal business unit, division or function, or any other person who performs a significant policy-making function for the Company. The Board of Directors periodically determines the persons who are “executive officers” for purposes of Section 16.
Ten percent ownership is determined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended, with certain exceptions. Generally, securities for which a stockholder has voting and investment authority are included in the calculation of 10% ownership.
1.2.Form 3.
A Form 3 is an initial statement of Section 16 beneficial ownership. Within ten days after an individual becomes an Insider, he or she is required to file with the SEC a report on Form 3 indicating his or her beneficial ownership of Company securities at the moment he or she becomes an Insider. If there is no ownership at such time, a Form 3 must be filed indicating so. Any grant or acquisition of securities after such time (including grants upon becoming an Insider) will be reported on a Form 4 as described below.
1.3.Forms 4 and 5.
A Form 4 is a transactional report that must be filed with the SEC by the end of the second business day following the date on which most transactions or “changes in beneficial ownership” occur. Forms 4 will be required for most transactions in Company securities by an Insider, such as open market sales and purchases and equity award grants and exercises (e.g., restricted stock, stock options and RSUs).
A Form 5 is an annual report used to report transactions not required to be reported on a Form 4 such as a gift or a prior transaction that was not timely filed on a Form 4. A Form 5 is only required to be filed if there are reportable transactions. Generally, the Company’s policy is to voluntarily file all transactions on a Form 4 even if the transaction is eligible for filing on a Form 5. An Insider who is not required to file a Form 5 in a given year must provide the Company with a written representation to that effect.

3

Transactions occurring before an individual becomes an Insider are generally not subject to Section 16. Transactions occurring after the cessation of Section 16 status are subject to Section 16 only if they are non-exempt and occur within six months of an “opposite way” nonexempt transaction occurring within the preceding six months while the person was still an Insider.
1.4.Beneficial Ownership.
Section 16 is applied to all Company securities, whether or not registered, including common stock, options, equity awards, warrants and other rights that derive their value from the Company’s stock.
Once a person is subject to Section 16, the reporting and liability provisions apply to securities that are beneficially owned for purposes of Section 16, referred to as “beneficial ownership.” Beneficial ownership refers to an Insider’s direct or indirect “pecuniary interest.”
Direct ownership means any securities held by a person for his or her own benefit, no matter how acquired. An individual will have an indirect pecuniary interest in securities held by other individuals or entities including:
▪Shares held by or for the benefit of a person’s spouse or minor child or relatives, or relatives of a person’s spouse who share his or her household.
▪A general partner’s proportionate interest in portfolio securities held by a partnership.
▪Certain trust holdings.
Insiders should discuss potential indirect beneficial ownership with Max Bouthillette.
1.5.Electronic Filing of Section 16 Reports.

All Section 16 reports must be filed electronically with the SEC. Certain authentication codes must be obtained from the SEC in order to make these filings, and Max Bouthillette should be contacted for information on how to get these codes and report transactions.
Electronic submissions of Forms 3, 4 and 5 will be accepted with a same-day filing date until 10 p.m. on the date of the filing and will be disseminated the same evening.
Each issuer is required to disclose, in its annual meeting, proxy or information statement, any failures by its reporting persons under Section 16 to make timely filings of Section 16 reports.
1.6.Website Posting of Section 16 Reports.
The Company will be required to post on its investor relations website all Forms 3, 4 and 5 filed by the end of the business day following each electronic filing.

4

1.7.Schedules 13D and 13G.
Persons or groups who beneficially own more than 5% of any class of the Company’s stock or who acquire or dispose of additional stock after reaching the 5% threshold must also file a Schedule 13D or 13G with the SEC and the Company. For the purposes of these filings, shares owned “beneficially” are defined differently from the “pecuniary interest” concept used for Forms 3, 4 and 5, and include shares as to which the person or group has or shares the power to vote or dispose of, even though they may have no economic interest in the shares. In addition to reporting changes in beneficial ownership, all persons or groups who have filed a Schedule 13D with the SEC must amend such filings for any material changes in the other disclosure items contained in those filings. Amendments to a Schedule 13D to reflect changes in beneficial ownership must be filed “promptly” (generally understood to mean within 48 hours). In addition, all persons or groups who have filed a Schedule 13G with the SEC must generally amend such filings within 45 days of the end of the calendar year if there are any changes to the information reported in their prior filing, and other amendment provisions may apply to Schedule 13G depending on the exception being relied on for filing the Schedule 13G.
2.LEGAL RESTRICTIONS ON TRADING
2.1.Liability Resulting From a Purchase and Sale or a Sale and Purchase Within Six Months.
Section 16(b) was enacted to provide for the forfeiture to the Company of profit realized by a person from any purchase and sale, or any sale and purchase, of Company securities deemed made within any period of less than six months (so-called short-swing profits). The purpose of Section 16(b) is to deter the misuse of insider information by those persons who, by virtue of their relationship with the Company, are likely to have access to material information not generally available to the public.
Section 16(b) is applied mechanically; actual knowledge or intent is not relevant. The right to recovery inures to the Company or by a security holder on behalf of the Company. There is no SEC right of action. Because of Forms 4 and 5, transactions by officers, directors and 10% stockholders are matters of public record which are followed closely by self-styled “corporate watchdogs” who will initiate suits on behalf of stockholders to obtain significant fees.
In measuring the amount of short-swing profits, courts match the highest sale prices against the lowest purchase prices within the six-month period. There is no “tracking” of securities; any purchase may be matched against any sale occurring within the six-month timeframe. Under the Section 16(b) rules, there may be a profit disgorgement obligation even though the Insider had a net loss from all transactions during the period. For example, if a director purchased 100 shares at $10, sold them at $7 and repurchased them at $5, all within a 6 month period, the $5 purchase is matched with the $7 sale, to find a “profit” of $200, which must be paid to the Company.
For purposes of Section 16, a purchase or sale is deemed to occur when the economic rights are fixed and there is no further possibility of speculative abuse. For open market transactions, this is the trade date, not the settlement date.

5

As is the case with Section 16(a), Section 16(b) covers the purchase and sale of Company securities of which an Insider is deemed to be an indirect owner as well as that stock of which he or she is the direct owner. The analysis of what shares a person is deemed to beneficially own is the same as described above for purposes of Section 16(a). The case law on the subject is complex and in some instances reflects an expansive view of what constitutes beneficial ownership. Section 16(b) applies to transactions in both securities and derivative securities. For instance, the acquisition or disposition of puts, calls or other rights to buy or sell Company stock will generally be considered “matchable transactions” and will be matched against sales and purchases of other derivative securities or of Company stock.
There are a few important exemptions from Section 16 short-swing profit liability including:
•Bona fide gifts.
•Exercises of derivative securities.
•Dispositions and acquisitions pursuant to certain mergers and similar transactions.
•Transactions under certain employee benefit plans (such as a 401(k)).
•Grants of certain employee and director equity awards that meet certain approval requirements.
•Acquisitions from and dispositions to the Company that meet certain approval requirements.
The approval requirements include (i) approval by the entire Board of Directors or (ii) approval by a committee comprised solely of “non-employee directors” as defined under Section
16.    As the rules regarding Section 16(b) liability are extremely complex, please contact Max Bouthillette before effecting any direct or indirect transaction.
2.2.Purchase or Sale by a Person Knowing of Undisclosed Material Developments.
In addition to mechanical restrictions, federal and state securities laws and rules also contain other restrictions designed to prevent the improper use of inside information by directors, officers and employees, as well as by other persons who may have access to inside information. Whenever a director, officer, employee or other insider has information regarding the Company that has not been made public and that a reasonable investor would consider important in making an investment decision concerning the Company’s securities, it is highly inappropriate and in most cases illegal for him or her (or any person with whom he or she has shared the inside information, commonly referred to as a “tippee”), as well as for the Company, to buy or sell Company securities until the information has been released to and digested by the investing public. Trading in these cases can result in civil and criminal penalties, as well as liability of the insider (and also any tippee) for damages to purchasers or sellers of Company securities. The federal law provides for a penalty of treble damages, plus attorney fees.
In general, the most appropriate time for directors, officers, employees and their families to buy or sell Company securities is after the public has absorbed the information contained in the Company’s annual or quarterly reports, provided that there are no material facts which have not been disclosed. All securities transactions must be approved in advance by Keefer Lehner or Max Bouthillette.

6

In addition to technical legal requirements, directors, officers, employees and other insiders must be guided by a sense of fairness to other stockholders of the Company and to the investing public. If there is any question, legal counsel should be consulted.
Whether or not someone “knows” of this material non-public information will be determined with hindsight, so that having access to such information may well raise a presumption that the person was in possession of this information, and this will be difficult to disprove. Note also that this prohibition covers everyone who trades while in possession of material non-public information: the SEC has successfully prosecuted secretaries and clerks, as well as directors and officers, for violating this law.
2.3.Prohibition of Sales of Securities Not Owned or Not Delivered Within 20 Days and Trading Company Options.
A director or specified officer may not (i) sell any equity security of a company (a) if he or she does not own the security sold (i.e., a short sale), or (b) if, though owning the security, after making a sale, he or she does not either deliver it within 20 days after such sale, or deposit it in the mails or other usual channels of transportation within five days after such sale or (ii) sell or purchase any puts or calls or otherwise trade in or write options on or engage in other hedging activities with respect to any security of the Company. Directors and specified officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan unless the Company’s Law Department provides pre-clearance after the director or specified officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.
2.4.Sales of Stock and Gifts by Affiliates: Rule 144.
A person who is, or is deemed to be, a member of a group which controls the Company will be deemed an “affiliate” of the Company. The directors and executive officers of the Company are generally presumed to be affiliates, as are persons who own at least 10% of the Company’s stock. Spouses, minor children, or other relatives living with a director or executive officer, and entities with which a director or executive officer is associated, may also be deemed to be affiliates of the Company. Affiliates should consult with the Company’s Law Department as to whether or not members of the family who are not covered under the foregoing descriptions might also be deemed to be affiliates. Absent significant stockholdings, non-policy making officers and officers of the Company will not ordinarily be considered to be affiliates; officers and directors of subsidiaries will not ordinarily be deemed to be affiliates of the Company unless their functions with respect to Company matters correspond to those of executive officers of the Company.
A person who is an affiliate of the Company can publicly sell shares of Company stock only pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, (“Rule 144”) or an effective registration statement covering the sale, even if the stock being sold was purchased on the open market or in a registered offering. To be eligible for resale under Rule 144, shares acquired, directly or indirectly, from the Company or an affiliate of the Company in a private placement must be held for at least six months before a sale in the public market may be made pursuant to Rule 144 and at the time of sale the Company must be current in its SEC

7

reporting obligations. Sales by affiliates under Rule 144 must be made in “brokers’ transactions” (a technical term aimed at preventing solicitation of a buyer), directly to a market maker or through a riskless principal transaction.
During any three-month period, the number of shares of Company stock sold by an affiliate under Rule 144 may not exceed the greater of (1) one percent of the Company’s outstanding stock, or (2) the Company’s weekly average trading volume (determined by averaging volume for the four weeks preceding the week in which the Form 144 is filed or, if volume increases, an amended Form 144). In computing whether their sales are within this quantity limit, affiliates must count not only their own Rule 144 sales but also unregistered public sales during the preceding three months by (a) their relatives or the relatives of their spouse, if any such persons have the same home as the affiliate; (b) trusts or estates in which they or any of the relatives described above have a ten percent or more beneficial interest or serve as trustee or executor; (c) corporations in which they or any of the relatives described above own individually or collectively ten percent or more of either the equity interest or any class of equity securities; (d) donees or trusts established by them, for two years after the making of the gift or trust settlement; and (e) persons with whom they act in concert.
As discussed above, the availability of Rule 144 depends upon the Company’s being current in its reports to the SEC. Further, unless aggregate sales by an affiliate within the three- month period are less than 5,000 shares or $50,000, the affiliate must file three copies of Form 144 with the SEC and a copy with any applicable stock exchange. The Form must be transmitted for filing at or prior to the time that the sell order is placed with the affiliate’s broker. Mailing Form 144 after the order is placed is not sufficient.
Gifts of Company stock by affiliates should be made under arrangements that ensure that the donee will comply with Rule 144 (or some other exemption from registration, such as the private placement exemption) and afford the donor appropriate notice in connection with subsequent resales. Persons making gifts should contact Max Bouthillette for appropriate forms.
Non-affiliates may freely sell Company stock after six months of the acquisition of such stock from the Company in a private placement, subject only to the Company being current in its SEC reporting obligations. After one year, Company stock held by non-affiliates may be freely sold with no requirements.
III.COMPANY POLICY REGARDING CONSULTATION BEFORE ANY SALE OR PURCHASE
To reduce the chance of an inadvertent violation of a securities law requirement, any director or officer contemplating any direct or indirect (by trusts and certain family members) transaction involving Company securities (including the exercise of options) must clear in advance any proposed transaction with Keefer Lehner or Max Bouthillette prior to entering into the transaction.
Of course, their pre-clearance of any transaction should not be regarded as being investment advice or as a guarantee that no liability will arise, and advice of your own counsel

8

should be sought where appropriate. Even with pre-clearance, a director or officer should not trade if he or she possesses material non-public information about the Company.

This memorandum is an outline of rules and interpretations now in effect. Because the area is technical and changes and new interpretations are frequent, this memorandum cannot be relied upon in any given instance and is furnished only for general guidance.

9

APPENDIX

REPORTING REQUIREMENTS
Common Transactions

Reporting
Transaction    Form    When to File

Becoming a director or specified “officer”

Form 3    Within 10 days of becoming a
director or officer (other than directors or officers on the day of effectiveness of the Form 10, whose Form 3 is due on such date).
Purchase or sale of stock    Form 4    By the end of the second business
day following the date of the transaction.

Acquisition or sale of option other than under an exempt employee benefit plan (e.g., option issued outside of a plan or exchange-traded option)

Form 4    By the end of the second business
day following the date of the transaction.

Acquisition of an equity security under exempt employee stock option plan

Form 4    By the end of the second business
day following the date of the transaction.

Exercise of stock option    Form 4    By the end of the second business
day following the date of the transaction.

10